United states

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2018

ETHAN ALLEN INTERIORS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-11692	06-1275288
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25 Lake Avenue Extension
Danbury, CT	06811
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 743-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

[  ]

INFORMATION TO BE INCLUDED IN Report

Item 1.01     Entry into a Material Definitive Agreement

On December 21, 2018, Ethan Allen Interiors, Inc. (the “Company”) and most of its domestic subsidiaries (the “Loan Parties”) entered into a Second Amended and Restated Credit Agreement (the “Facility”), dated as of December 21, 2018, with JPMorgan Chase Bank, N.A. as Administrative Agent and Syndication Agent and Capital One, National Association as Documentation Agent. The Facility amends and restates the existing Amended and Restated Credit Agreement, dated as of October 21, 2014, as amended. The Facility provides a revolving credit line of up to $165 million, subject to borrowing base availability, and extends the maturity of the Facility to December 21, 2023.

At the Company’s option, revolving loans under the Facility bear interest, based on the average availability, at an annual rate of either (a) the London Interbank Offered rate (“LIBOR”) plus 1.5% to 2.0%, or (b) the higher of (i) the prime rate, (ii) the federal funds effective rate plus 0.5%, or (iii) LIBOR plus 1.0% plus in each case 0.5% to 1.0%.

The availability of credit at any given time under the Facility will be constrained by the terms and conditions of the Facility, including the amount of collateral available, a borrowing base formula based upon numerous factors including the value of eligible inventory and eligible accounts receivable, and other restrictions contained in the Facility. All obligations under the Facility are secured by assets of the Loan Parties including inventory, receivables and certain types of intellectual property.

The Facility contains various restrictive and affirmative covenants, including required financial reporting, limitations on the ability to grant liens, make loans or other investments, incur additional debt, issue additional equity, merge or consolidate with or into another person, sell assets, pay dividends or make other distributions or enter into transactions with affiliates, along with other restrictions and limitations similar to those frequently found in credit agreements of this type and size. Loans under the Facility may become immediately due and payable upon certain events of default (including failure to comply with covenants, change of control or cross-defaults) as set forth in the Facility.

The Facility does not contain any significant financial ratio covenants or coverage ratio covenants other than a fixed charge coverage ratio covenant based on the ratio of (a) EBITDA, plus cash Rentals, minus Unfinanced Capital Expenditures to (b) Fixed Charges, as such terms are defined in the Facility (the “FCCR Covenant”). The FCCR Covenant only applies in certain limited circumstances, including when the unused availability under the Facility drops below $18.5 million. The FCCR Covenant ratio is set at 1.0 and measured on a trailing twelve-month basis.

Certain of the lenders under the Facility and their related entities have provided, and may in the future provide, commercial and investment banking or other financial services to the Company and its subsidiaries for which they have received, and may in the future receive, customary compensation and expense reimbursement.

The foregoing description of the Facility is qualified in its entirety by reference to the complete text of the Facility. A copy of the Facility is filed as Exhibit 10.1 to this Report on Form 8-K and is incorporated herein by reference.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 above is incorporated by reference into this item 2.03.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description
10.1

Second Amended and Restated Credit Agreement among Ethan Allen Interiors, Inc. and most of its domestic subsidiaries, and J.P. Morgan Chase Bank, N.A. as Administrative Agent and Syndication Agent, and Capital One, National Association as Documentation Agent dated as of December 21, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ETHAN ALLEN INTERIORS INC.

Date: December 21, 2018	By:	/s/ Corey Whitely
Corey Whitely
Executive Vice President, Administration Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit	Description
10.1

Second Amended and Restated Credit Agreement among Ethan Allen Interiors, Inc. and most of its domestic subsidiaries, and J.P. Morgan Chase Bank, N.A. as Administrative Agent and Syndication Agent, and Capital One, National Association as Documentation Agent dated as of December 21, 2018

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